SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

   Filed by the Registrant [X]    Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                              Covance Incorporated
                (Name of Registrant as Specified In Its Charter)

                              Covance Incorporated
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0.11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

[Covance Logo]
THE DEVELOPMENT SERVICES COMPANY





1999
Notice of
Annual Meeting &
Proxy Statement

[Covance Logo]
THE DEVELOPMENT SERVICES COMPANY





                                                                 March 15, 1999




Dear Shareholder:

     I am pleased to invite you to attend the 1999 Annual Meeting of Shareholders of Covance Inc., to be held at 11:00 a.m., eastern standard time, on Tuesday, April 27, 1999 at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard in Princeton, New Jersey. We hope that you will participate in the Annual Meeting either by attending and voting in person or by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

     The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's Shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.


                                   Sincerely,


                                   [Signature of Christopher A. Kuebler]


                                   Christopher A. Kuebler
                                   Chairman, President and
                                   Chief Executive Officer

                                 COVANCE INC.


                -----------------------------------------------

                         NOTICE OF 1999 ANNUAL MEETING
                                OF SHAREHOLDERS

                -----------------------------------------------





     The 1999 Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Tuesday, April 27, 1999 at 11:00 a.m., eastern standard time, at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey 08540 for the following purposes:

    1. To elect three members to the Company's Class II Board of Directors;

    2. To approve the 1998 Non-Employee Directors' Stock Option Plan and the Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors;

    3. To approve an amendment to the Employee Equity Participation Plan increasing the number of shares of common stock of the Company issuable pursuant to the Employee Equity Participation Plan from 6,000,000 to 12,000,000 and increasing the term of the plan by a period of four years;

    4. To ratify the appointment of PricewaterhouseCoopers as independent auditors of the Company for the fiscal year ending December 31, 1999; and

    5. To act upon such other matters as may properly come before the Annual Meeting.

     Only Shareholders of record at the close of business on March 2, 1999 are entitled to notice of, and to vote at, the Annual Meeting.



                                      [Signature of Jeffrey S. Hurwitz]


                                      Jeffrey S. Hurwitz
                                      Corporate Senior Vice President,
                                      General Counsel and Secretary


March 15, 1999

                                 COVANCE INC.
                              210 Carnegie Center
                          Princeton, New Jersey 08540

                       --------------------------------
                                PROXY STATEMENT
                       --------------------------------




                      1999 Annual Meeting of Shareholders
                                April 27, 1999

                       --------------------------------



                              General Information

     The accompanying proxy is solicited by the Board of Directors of Covance Inc. ("Company" or "Covance") in connection with the 1999 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 27, 1999 at 11:00 a.m., eastern standard time, at the Princeton Marriott Hotel at Forrestal Village, 201 Village Boulevard, Princeton, New Jersey and at any adjournment or postponement thereof ("Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being sent to Shareholders on or about March 15, 1999.

     When you return a proxy card that is properly signed, the shares of the Com-pany's common stock, par value $.01 per share, ("Common Stock") represented by the proxy will be voted as you specify on the proxy card. As to the election of the Class II Directors, by marking the appropriate box you may (a) vote for all the Class II Director nominees as a group, (b) vote for all of the Class II Director nominees as a group except those nominees whose names you specify on the cards, or (c) withhold your vote from all nominees as a group. As to the other items, you may vote "for" or "against" the item or "abstain" from voting by marking the appropriate box. If you properly sign and return your proxy card but do not specify any choices you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. The proxy also gives discretionary authority to these individuals to vote your shares of Common Stock upon such other matters as may properly come before the Annual Meeting, including voting on the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a Director. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

     Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card. You may revoke your proxy at any time before it is exercised by giving written notice to the Secretary of the Company, by submitting a subsequently dated and properly signed proxy, or by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

     Shares of Common Stock held in the Company's Stock Purchase Savings Plan ("401k Plan"), the Employee Stock Ownership Plan ("ESOP"), and the Restricted Share Plan ("RSP") are held of record and are voted by the trustees of the 401k Plan, ESOP and RSP, respectively. Shares of Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Merrill Lynch Pierce Fenner & Smith Inc. ("Merrill"), and are voted by Merrill at the direction of ESPP plan participants. Participants in the 401k Plan and ESOP may direct the trustees of their respective plans, and the participants in ESPP may direct Merrill, as to how to vote shares allocated to their 401k Plan, ESOP and ESPP accounts, respectively, by properly signing, completing and returning the enclosed proxy card. The 401k Plan and ESOP trustees will vote shares as to which they have not received direction in accordance with the terms of their respective plan documents. The RSP trustee will vote all shares in the RSP in its absolute discretion. As administrator of the ESPP, Merrill will not vote any shares as to which it has not received direction from participants in the ESPP or is otherwise not entitled to vote.

     Only Shareholders of record on March 2, 1999 ("Record Date") are entitled to notice of, and to vote at, the Annual Meeting. A majority of the shares of Common Stock issued and outstanding constitutes a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary power and has not received instructions from the beneficial owner. As Directors are elected by a plurality vote, the three nominees receiving the highest vote totals will be elected and the outcome of the vote for Directors will not be affected by abstentions or broker non-votes. As the proposal to approve the 1998 Non-Employee Directors' Stock Option Plan and the Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors, and the proposal to ratify the appointment of auditors require the affirmative vote of the majority of the votes cast at the Annual Meeting by shareholders entitled to vote, the outcome of these proposals will not be affected by abstentions or broker non-votes. As the proposal to approve the amendment to the Employee Equity Participation Plan requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock, abstentions and broker non-votes will have the same effect as votes against the proposal. As of February 10, 1999, there were 58,520,505 shares of Common Stock issued and outstanding. Each Shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date.

                                     ITEM 1
                         Election of Class II Directors

     The Board of Directors ("Board") is divided into three classes, with two classes of three Directors each, and one class of two Directors, whose terms expire at successive annual meetings. Three Class II Directors will be elected at the Annual Meeting to serve for a term expiring at the Company's Annual Meeting in the year 2002. Each of the Directors, except for Messrs. Campbell, Kuebler and Ughetta and Ms. Murray, was elected in connection with the Company becoming a separate public company as part of the spin-off from Corning Incorporated ("Corning") in a tax-free distribution to all Corning shareholders ("Spin-Off"), effective December 31, 1996 (the "Spin-Off Date"). Messrs. Campbell, Kuebler and Ughetta have served on the Board since May 1995, November 1994 and July 1996, respectively. Ms. Murray was elected to the Board in June 1998. Each nominee elected as a Class II Director will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement. The Board has proposed the following nominees for election as Class II Directors at the Annual Meeting.

     Nominees for Class II Directors, with terms expiring at the Annual Meeting to be held in the year 2002 are:


                             J. Randall MacDonald

                             Kathleen G. Murray

                             William C. Ughetta


     The Board of Directors recommends that Shareholders vote FOR the election of the above named nominees for election as Directors.


     The nominees for election as Class II Directors are to be elected by a plurality of the votes cast by Shareholders at the Annual Meeting. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of all nominees. The Board has no reason to believe that any nominee will be unable to serve as a Director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

     Set forth below is the principal occupation of, and certain information regarding, such nominees, and the other Directors whose terms of office will continue after the Annual Meeting.

--------------------------------------------------------------------------------
                               CLASS II NOMINEES

                           FOR TERMS EXPIRING IN 2002
--------------------------------------------------------------------------------


[Photo of J. Randall Mac Donald]



                    J. Randall MacDonald, 50, has been the Executive Vice President-Human Resources and Administration for the GTE Corporation ("GTE"), a telecommunications company, since June 1997. Prior to June 1997, Mr. MacDonald held various senior positions with GTE including Senior Vice President-Human Resources and Administration (from April 1995), Vice President-Employee Relations and Organizational Development (from 1988) and Vice President of Organizational Development (from 1986). Mr. MacDonald joined GTE in 1983 as a Director of Employee Relations. Mr. MacDonald has been a member of the Covance Board since December 1996.


--------------------------------------------------------------------------------


[Photo of Kathleen G. Murray]



                    Kathleen G. Murray, 49, is the Executive Vice President and Chief Operating Officer of Northwestern Memorial Corporation ("Northwestern"), an academic medical center. Ms. Murray joined Northwestern in 1986 and has been Executive Vice President and Chief Operating Officer since 1988. Ms. Murray is also Chair of the Governing Council for Metropolitan Hospitals of the American Hospital Association and serves on the boards of the Illinois Hospital and HealthSystems Association, Dominican University, Girl Scouts of America and the Economic Club of Chicago.



--------------------------------------------------------------------------------


[Photo of William C. Ughetta]



                    William C. Ughetta, 66, is an attorney and former Senior Vice President and General Counsel of Corning, a former affiliate of the Company prior to the Spin-Off date. Mr. Ughetta joined Corning in 1968 as Assistant Secretary and Assistant Counsel. He was elected Secretary of Corning in 1971, and a Senior Vice President in 1983. He is also a Director of Global Lift Technologies Inc. (manufacturer of wire rope), Chemung Canal Trust Company (banking), and Corning Community College. Mr. Ughetta has been a member of the Covance Board since July 1996.

--------------------------------------------------------------------------------
                               CLASS I DIRECTORS

                        WHOSE TERMS WILL EXPIRE IN 2001
--------------------------------------------------------------------------------


[Photo of Robert M. Baylis]



                    Robert M. Baylis, 60, was a Vice Chairman of CS First Boston Corporation ("First Boston"), a financial services company, from March 1992 to March 1994, and from August 1995 to January 1996. He was Chairman and Chief Executive Officer of CS First Boston Pacific Inc./Hong Kong from March 1994 to August 1995. Prior to March 1992, Mr. Baylis held a variety of positions with First Boston, including Managing Director-Investment Banking Group and Managing Director-Equity Security Department. Prior to his retirement, Mr. Baylis was with First Boston for over 33 years. He is also a Director of Host Marriott Corporation (hotels), Gryphon Holdings, Inc. (insurance) and New York Life Insurance Company (insurance). Mr. Baylis has been a member of the Covance Board since December 1996.
--------------------------------------------------------------------------------


[Photo of Irwin Lerner]



                    Irwin Lerner, 68, was the Chairman of the Board of Directors and Executive Committee of Hoffmann-La Roche, Inc. ("Roche"), a pharmaceutical company, from January to September 1993. From April 1980 to January 1993, Mr. Lerner was the President and Chief Executive Officer of Roche. He is also a Director of Humana, Inc. (managed care organization), Medarex, Inc. (biotechnology), Public Service Enterprise Group Inc. (public utility), Axys Pharmaceuticals, Inc. (pharmaceuticals) and V.I. Technologies Inc. (blood products). Mr. Lerner has been a member of the Covance Board since December 1996.

--------------------------------------------------------------------------------
                              CLASS III DIRECTORS

                        WHOSE TERMS WILL EXPIRE IN 2000
--------------------------------------------------------------------------------


[Photo of Van C. Campbell]



                    Van C. Campbell, 60, is the Vice Chairman of Corning, a former affiliate of the Company prior to the Spin-Off Date, which he joined in 1964. He was elected Assistant Treasurer in 1971, Treasurer in 1972, a Vice President in 1973, Financial Vice President in 1975 and Senior Vice President, Finance in 1980. He became General Manager of the Consumer Products Division in 1981. Mr. Campbell was elected Vice Chairman and a Director of Corning in 1983. He is also a Director of Armstrong World Industries, Inc. (flooring and building products), and Quest Diagnostics Incorporated (clinical testing), an affiliate of the Company prior to the Spin-Off Date. Mr. Campbell has been a member of the Covance Board since May 1995.
--------------------------------------------------------------------------------


[Photo of Christopher A. Kuebler]



                    Christopher A. Kuebler, 45, has been Covance's President
                    and Chief Executive Officer since November 1994. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc. ("ALI"), a diversified health care company. From January 1991 until March 1993, Mr. Kuebler was the Vice President, Sales and Marketing for ALI's Pharmaceutical Division. Mr. Kuebler held various sales and marketing positions for E.R. Squibb & Sons and ALI from 1976 to 1991. Mr. Kuebler has been a member of the Covance Board since November 1994, and was elected Chairman in November 1996. Mr. Kuebler also serves in various executive officer and director capacities of Covance's subsidiaries. He is also a member of PNC Bank Corp.'s Advisory Board.
--------------------------------------------------------------------------------


[Photo of Nigel W. Morris]



                    Nigel W. Morris, 40, has been the President and Chief Operating Officer of Capital One Financial Corporation ("Capital One"), a financial services company, since July 1994. Mr. Morris was Executive Vice President of Signet Banking Corporation's ("Signet Bank," which has since been acquired by First Union Corporation) credit card division from May 1993 to November 1994. From October 1988 until April 1993, Mr. Morris was the Senior Vice President-Policy/ Strategy-Credit Card Business for Signet Bank. He is also a Director of Capital One and a member of Visa U.S.A. Inc.'s Marketing Committee. Mr. Morris has been a member of the Covance Board since December 1996.

                   The Board of Directors and its Committees


     While the executives of the Company are responsible for the Company's daily operations, the Board manages the Company and its corporate resources. The Board is also responsible for establishing broad corporate policies and for overseeing the overall performance of the Company and management. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. During 1998, the Board held nine meetings. The standing committees of the Board are the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee (collectively, the "Committees"). Mr. Kuebler is the only Director who is an employee of the Company.

     The Audit and Finance Committee ("Audit Committee") examines and considers matters relating to the financial affairs of Covance, including reviewing Covance's annual consolidated financial statements and the scope of the independent and internal audits. The Audit Committee also oversees the Company's Business Integrity Program. The members of the Audit Committee are Messrs. Baylis (Chairman), Campbell and Ughetta. During 1998, the Audit Committee held five meetings.

     The Compensation and Organization Committee ("Compensation Committee") makes recommendations to the Covance Board with respect to programs for human resource development and management organization and succession, determines senior executive compensation, reviews other compensation matters and policies and employee benefit and incentive plans, administers such plans, and administers Covance's stock option and equity based plans, and grants stock options and other rights under such plans. Messrs. MacDonald (Chairman), Lerner and Morris are the members of the Compensation Committee. During 1998, the Compensation Committee held four meetings.

     The Corporate Governance Committee ("Governance Committee") examines, considers and makes recommendations concerning various policies relating to the management of the Company, including policies concerning the evaluation and remuneration of Directors, and performance requirements for Directors, and proposes nominees for election to the Board and its committees. The Governance Committee will consider nominations of persons for election as Directors that are submitted by Shareholders in writing in accordance with certain requirements set forth in the Company's bylaws. The Governance Committee's members are Messrs. Morris (Chairman), Kuebler, MacDonald, Ughetta and Ms. Murray. During 1998, the Governance Committee held three meetings.

     In 1998, each Director attended (in person or by teleconference) at least 75% of all Board meetings and Committee meetings of which he or she was a member.

Director's Compensation

     Fees. Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. Compensation for non-employee Directors for fiscal 1998 consisted of a retainer fee of $25,000 per annum and a $500 fee for each Committee meeting attended. A $1,000 fee (in lieu of the $500 fee) is paid to the Chairman of a Committee for each Committee meeting attended. In addition, Directors receive 2,000 restricted shares of Common Stock upon their initial election as a Director, and, for years prior to fiscal 1998, received 200 restricted shares of Common Stock per year of service, both pursuant to the Company's Restricted Stock Plan for Non-Employee Directors ("DRSP"). The DRSP was adopted in December 1996. All grants pursuant to the DRSP are subject to forfeiture and restrictions on transfer, and the initial 2,000 restricted share award is subject to a six-year cliff vesting schedule. Starting in fiscal 1998, Directors also receive an annual award of 200 hypothetical shares of the Company's Common Stock pursuant to the Company's Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors, described below. Also starting in 1998, Directors receive options to purchase up to 3,000 shares of the Company's Common Stock at the commencement of each year of service pursuant to the Company's Non-Employee Directors' Stock Option Plan, described below. Directors are also reimbursed for travel and related expenses incurred on behalf of the Company.
     Pursuant to the Directors Deferred Compensation Plan ("DDCP"), adopted December 1996, each Director may elect to defer until a date specified by the Director, the receipt of all or a portion of his or her cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("1934 Act"), requires that Directors and certain executive officers of the Company report their ownership of, and transactions in, the Company's Common Stock. Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and Directors were complied with during fiscal 1998.

                                    ITEM 2

         Approval of the 1998 Non-Employee Directors' Stock Option Plan
             and Deferred Stock Unit Plan for Non-Employee Members
                           of the Board of Directors

     In January 1998 and March 1998 the Board of Directors of the Company adopted, subject to shareholder approval at the Annual Meeting, the 1998 Non-Employee Directors' Stock Option Plan ("DSOP") and the Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors of Covance Inc. ("DSUP"), respectively. As the Board believes that the granting of stock options and stock units promotes an identity of interest between Directors and Shareholders, the Board recommends that the Shareholders approve the adoption of the DSOP and DSUP which will provide for the grant of stock options and stock units, respectively, to Directors who are not employees of the Company or its subsidiaries.

Description of the DSOP.

     Only members of the Board of Directors who are not employees of the Company or any of its subsidiaries are eligible to participate in the DSOP. Currently seven of the eight members of the Board of Directors are eligible to participate in the DSOP.

     Eligibility. No more than 300,000 shares of Common Stock are available for issuance as options. These 300,000 shares available for grant under the DSOP represent approximately one-half of one percent of the shares of the Company's Common Stock outstanding on December 31, 1998. As of February 10, 1999, options to purchase an aggregate of 42,000 shares of Common Stock under the DSOP were outstanding. These options are subject to the approval of the DSOP by the Company's shareholders and no rights shall vest with respect to any options granted thereunder unless such approval is received. The DSOP provides that non-employee Directors who were members of the Board on the date of Board approval of the DSOP shall be granted an option to purchase 3,000 shares of Common Stock as of such date. Non-employee Directors who are elected or appointed to the Board after such date shall be granted an option to purchase 3,000 shares of Common Stock as of the date of their election or appointment to the Board. In addition, each non-employee Director shall receive an annual option to purchase 3,000 shares of Common Stock on each subsequent calendar January 2 provided that such non-employee Director remained in continuous service as a Director of the Company through such date. Each annual option award shall be automatic and shall not require any action on the part of the Board or its designees.

     Options. The per share exercise price of all options granted pursuant to the DSOP shall be not less than the fair market value of a share of Common Stock as of the date of grant of the option. All options issued pursuant to the DSOP shall vest and become exercisable in equal annual installments on each of the first through third anniversaries of the date of grant provided that the non-employee Director has remained in continuous service as a Director of the Company to each such vesting date. All options issued pursuant to the DSOP shall expire ten years from the date of grant.

     The DSOP provides that in the event that a non-employee Director is removed from the Board for cause, all options granted to such Director shall immediately terminate. If a non-employee Director ceases to be a member of the Board for reasons other than death, disability, removal from the Board for cause or retirement or resignation with consent of the Company, the options granted to such non-employee Director may be exercised to the extent vested within 90 days of such termination. In the event a non-employee Director retires or resigns from the Board with the consent of the Company or dies or becomes disabled, the options granted to such non-employee Director shall become immediately vested and may be exercised at any time during the life of the option. Under the DSOP, shares from expired or terminated options will be available again for option grant. In the event of a change in control of the Company, as defined in the DSOP, all options outstanding as of the date of the change in control shall become fully exercisable and vested.

     The option price may be paid for in cash or in shares of Common Stock valued at fair market value on the date of exercise. In the event the exercise price is paid with shares of the Company's Common Stock, the non-employee Director may be entitled to receive new "reload" stock options to purchase Common Stock at the then current market price for the number of shares surrendered upon exercise of the original option.

     A description of the Federal tax consequences of options issued pursuant to the DSOP is set forth under the heading Federal Tax Consequences under the description of the Employee Equity Participation Plan below.

     Adjustments. The DSOP provides for appropriate adjustments in the aggregate number of shares of Common Stock available for grant and the number of shares covered by each outstanding option, and the price per share thereunder, resulting from changes in the capital stock of the Company because of any recapitalization, stock or unusual cash dividend, distribution, spin-off, stock split or any other increase or decrease effected without receipt of consideration by the Company. Further, in the event of a proposed dissolution or liquidation of the Company, each outstanding option shall vest and become exercisable on a date prior to the consummation of the proposed action sufficient to enable the non-employee Director to exercise the options.

     Termination and Amendment. The DSOP will terminate on March 16, 2008. The Board has the power from time to time to terminate, modify, suspend or amend the Plan in whole or in part provided that no modification shall be effective without the approval of the shareholders of the Company if such approval is required to comply with any applicable law or stock exchange rule or if the amendment increases the maximum number of shares issuable under the DSOP except for increases pursuant to the adjustment provisions of the Plan.


Description of the DSUP.

     The DSUP was adopted by the Board of Directors in January 1998 in conjunction with an amendment to the DRSP. Prior to 1998, non-employee Directors were entitled to receive an annual grant of 200 restricted shares of Common Stock under the DRSP. In January 1998, the Board of Directors amended the DRSP to eliminate this annual grant for fiscal 1998 and thereafter and, in lieu thereof, adopted the DSUP.

     Awards. Pursuant to the DSUP, each member of the Board of Directors who is not an employee of the Company or any subsidiary or affiliate thereof, automatically received on January 30, 1998 and January 30, 1999, and shall automatically receive on January 30 of each calendar year thereafter, an award of 200 hypothetical shares of Common Stock. In addition, each new non-employee Director shall receive an award of 200 hypothetical shares after becoming a Director. Currently, seven of the eight members of the Board are eligible to participate in the DSUP. Each recipient of an award under the DSUP may, subject to limitations set forth in the DSUP, specify the time and manner in which the Director wishes to receive payments with respect to the award. The award may be made in the form of cash or in shares of Common Stock and may be paid in a lump sum payment, annual installments or flexible installments. All awards under the DSUP are treated as if they were invested in shares of Common Stock until such time as the Director is no longer a Director or officer of the Company (the "Release Date"). Subsequent to a Director's Release Date, that portion of the Director's account that he has not elected to receive in shares of Common Stock shall be treated as a cash account and credited with interest compounded quarterly at a rate equal to the prime rate or, subject to limitations set forth in the DSUP, if the Director so elects, such portion of the Director's account may be treated as if it were in a market value account with a value based on the market value of the Common Stock.

     Payments to a Director with respect to an award shall commence on the date selected by the Director which date shall be on or after his Release Date. A Director may select different payment commencement dates with respect to awards granted on different award dates. A Director may elect to receive payments in a lump sum payable on the payment commencement date, in annual installments, or in flexible installments specified by the Director. Payments shall be either in cash or, if selected by the Director, in shares of Common Stock.

     All accounts and investments established under the DSUP are hypothetical in nature and maintained for bookkeeping purposes only. Neither the DSUP nor the accounts or investments established thereunder shall hold any actual funds or assets. The right of any person to receive payments under the DSUP is an unsecured claim against the general assets of the Company. Any Director who, without the written consent of the Company, engages in competition with the Company or any subsidiary thereof shall forfeit all rights to any payments under the DSUP.

     Adjustments. The number of shares of Common Stock in a Director's account under the DSUP shall be adjusted, as set forth in the DSUP, for dividends, distributions, recapitilizations, stock splits, reorganizations, mergers, consolidations, and similar events as appropriate.

     Amendment. The Board of Directors may amend, modify, or suspend the DSUP at any time prior to a change in control, as defined in the DSUP. Subsequent to a change in control, no amendments of suspension or termination of the DSUP shall operate to reduce, eliminate or otherwise adversely affect any Director's or beneficiaries right to receive payment under the DSUP.

     On February 10, 1999, the closing price of the Common Stock on the New York Stock Exchange was $28.19.

     The Board of Directors recommends that the Shareholders vote FOR approval of the 1998 Non-Employee Directors Stock Option Plan and the Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors.

     Approval of the 1998 Non-Employee Directors Stock Option Plan and the Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors requires the affirmative vote of a majority of the votes cast at the meeting by the Shareholders entitled to vote thereon. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the approval of the 1998 Non-Employee Directors Stock Option Plan and the Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors.


                                    ITEM 3


       Approval of an Amendment to the Employee Equity Participation Plan to Increase the Number of Shares of Common Stock Issuable Pursuant to the Plan and to Increase the Term of the Plan


Description of EEPP.

     The Employee Equity Participation Plan ("EEPP") consists of two parts: options granted under a "Stock Option Plan," and incentive stock or incentive stock rights granted under an "Incentive Stock Plan." Currently 6,000,000 shares of Common Stock are reserved for issuance under the EEPP. On February 25, 1999, the Board of Directors approved an increase in the number of shares reserved for issuance to 12,000,000 shares and an increase in the term of the EEPP from five to nine years subject to the approval of the Company's stockholders. As of February 10, 1999, options to purchase 3,042,475 shares of Common Stock under the Stock Option Plan were issued and outstanding and 240,725 incentive shares were issued and outstanding.

     Committee Administration. The EEPP is administered by the Compensation Committee, each member of which is a "non-employee director" within the meaning of Rule 16b-3(b)(3) promulgated under the 1934 Act, and an "outside director" within the meaning set forth in the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     Eligibility. Key executive, managerial and technical employees (including officers and employees who are Directors) of the Company or any subsidiary are eligible to participate in the EEPP. Approximately 1,200 employees are considered eligible to participate in the EEPP. The selection of employees who are eligible to participate in the EEPP is within the discretion of the Compensation Committee.

     Adjustments. The EEPP provides for appropriate adjustments in the aggregate number of shares of Common Stock which may be granted, awarded or earned under the Incentive Stock Plan or made subject to options granted under the Stock Option Plan, and to any single employee, the number of shares covered by each outstanding option, and the price per share thereunder, and the number of shares granted or subject to incentive stock rights under the Incentive Stock Plan resulting from changes in the capital stock of the Company because of any recapitalization, stock or unusual cash dividend, distribution, spin-off, stock split or any other increase or decrease effected without receipt of consideration by the Company or in the event of any merger or consolidation where the Company is the survivor. The EEPP also provides certain protections or benefits to plan participants resulting from a dissolution of the Company or a merger or consolidation where the Company is not the survivor. Most agreements issued to award recipients under the EEPP also provide that, in the event of a "change in control" (as defined therein), all incentive stock awards shall immediately vest and all stock option awards shall immediately vest and become exercisable.


     Stock Option Plan. Under the EEPP, the Compensation Committee may grant to eligible employees either non-qualified or "incentive stock" options, or both, to purchase shares of the Company's Common Stock at no less than fair market value on the date of grant. The Compensation Committee may also provide that options may not be exercised in whole or in part for any period or periods of time, provided, that no option may be exercised until at least twelve months from the date of grant. All options will expire not more than ten years from the date of grant. The number of shares covered by incentive stock options which may be first exercised by an individual in any year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant. If an optionee's employment with the Company terminates, such employee's option terminates, unless otherwise determined by the Compensation Committee or as may be set forth in the employee's option agreement. The Compensation Committee has full power and authority to determine whether, to what extent and under what circumstances any option under the EEPP's Stock Option Plan shall be exercisable, suspended or canceled in the event of an employee's termination of employment. Options are not assignable or transferable except for limited circumstances on death or disability. During the lifetime of the employee an option may be exercised only by the employee. Under either Program, the option price must be paid to the Company by the optionee in full prior to delivery of the Common Stock. The optionee may pay the option price in cash or with shares of the Company's Common Stock. The optionee has no rights as a stockholder with respect to the shares subject to option until such shares are issued upon exercise of the option. Under the EEPP's Stock Option Plan, the Compensation Committee may grant "reload" options pursuant to which an optionee who uses shares of the Company's Common Stock to pay the purchase price of an option shall receive automatically on the date of exercise an additional option to purchase shares of the Company's Common Stock. Such additional option shall cover the number of shares tendered in payment of the option price, shall be at the then fair market value of the Company's Common

Stock, shall become exercisable only twelve months after the date of grant of the reload option and shall expire on the date of the original option.

     Incentive Stock Plan. The EEPP's Incentive Stock Plan authorizes the Compensation Committee to award to eligible employees incentive shares, or incentive stock rights (which are the right to receive shares of the Company's Common Stock), cash, or any combination of cash and stock, in the Compensation Committee's discretion. The Compensation Committee shall determine the number of shares which are to be awarded to individual employees and the number of rights covering shares to be issued upon attainment of predetermined performance objectives at the end of specified periods. The shares awarded directly to individual employees may be made subject to certain restrictions prohibiting sale or other disposition and may be made subject to forfeiture in certain circumstances. The restrictions on transfer and the possibility of forfeiture may be waived, with the approval of the Compensation Committee, if an employee's employment relationship is terminated by reason of death, disability or retirement with the Company's consent or by reason of a subsidiary ceasing to be a subsidiary. Unless otherwise determined by the Compensation Committee, or as may be set forth in such employee's agreement under the Incentive Stock Plan, upon an employee's termination of employment, with respect to (i) incentive stock, such stock is forfeitable to the Company, and (ii) incentive stock rights, such stock rights shall terminate immediately. Shares may be issued to recognize past performance either generally or upon attainment of specific objectives. Upon issuance such shares may (but need not) be made subject to certain restrictions prohibiting disposition or to the possibility of forfeiture.

     Amendment and Termination. The EEPP will expire in March 2002 unless extended. This proposal will extend the duration of the EEPP by four years to March 2006. No shares may be optioned or awarded and no rights to receive shares may be granted after its expiration. Under the EEPP's Stock Option Plan, shares from expired or terminated options will be available again for option grant. Under the EEPP's Incentive Stock Plan, shares which are issued but not earned, or which are otherwise forfeited, will be available again for issuance under the EEPP. The Board is authorized to terminate or amend the EEPP, except that it may not increase the number of shares available thereunder, decrease the price at which options may be granted, change the class of employees eligible to participate, materially increase the benefits of the EEPP to the participants thereunder, or extend the term of the EEPP or options granted thereunder without the approval of the holders of a majority of the outstanding shares of Common Stock of the Company.

     Plan Documents. A copy of the complete text of the DSOP, DSUP and/or EEPP may be obtained by writing to the office of the Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey 08540.

     Federal Tax Treatment. The following is a brief summary of the current Federal income tax rules generally applicable to options, incentive stock and incentive stock rights ("ISRs"). Options granted under the DSOP are non-qualified options while options granted under the EEPP may be either non-qualified options or "incentive stock options" qualifying under Section 422 of the Code.

     Non-Qualified Options. An optionee is not subject to Federal income tax upon grant of a non-qualified option. At the time of exercise, the optionee will realize ordinary income to the extent that the then fair market value of the Common Stock exceeds the option price. The amount of such income will constitute an addition to the optionee's tax basis in the optioned stock. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the optionee realizes ordinary income. Sale of the underlying shares of Common Stock will result in capital gain or loss (long-term or short-term depending on the optionee's holding period).


     Incentive Stock Options. Options under the EEPP denominated as Incentive Stock Options ("ISOs") are intended to constitute incentive stock options under
Section 422 of the Code. An optionee is not subject to Federal income tax upon either the grant or exercise of an ISO. If the optionee holds the shares of Common Stock acquired upon exercise for at least one year after issuance of the optioned shares and until at least two years after grant of the option, then the difference between the amount realized on a subsequent sale or other taxable disposition of the shares and the option price will constitute long-term capital gain or loss. To obtain favorable tax treatment, an ISO must be exercised within three months after termination of employment (other than by disability or death) with the Company or a 50% subsidiary, or within one year of cessation of employment for disability (with no limitation in the case of death), notwithstanding any longer exercise period permitted under the terms of the EEPP. The Company will not be entitled to a Federal tax deduction with respect to the grant or exercise of the ISO. If the optionee sells the shares acquired under an ISO before the expiration of the requisite holding period, he or she will be deemed to have made a "disqualifying disposition" of the shares and will realize compensation income in the year of disposition equal to the lesser of the fair market value of the shares at exercise or the amount realized on their disposition over the option price of the shares. However, if the disposition is by gift or by sale to a related party, the compensation income must be measured by the value of the shares at exercise over the option price. Any gain recognized upon a disqualifying disposition in excess of the ordinary income portion will constitute either short-term or long-term capital gain. In the event of a disqualifying disposition, the Company will be entitled to a Federal tax deduction in the amount of the compensation income realized by the optionee. The option spread on the exercise of an ISO is an adjustment in computing alternative minimum taxable income. No adjustment is required, however, if the optionee made a qualifying disposition of the shares in the same year as he or she is taxed on the exercise.


     Incentive Stock. A grantee is not subject to Federal income tax upon the grant of incentive stock. At the time of vesting, the grantee will realize compensation income (subject to withholding) based on the fair market value of the Common Stock on the vesting date. The amount of such income will constitute the grantee's tax basis in the incentive stock. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the grantee realizes compensation income. Sale of the shares will result in capital gain or loss (long-term or short-term depending on the grantee's holding period).

     Incentive Stock Rights. A grantee is not subject to Federal income tax upon the grant of an ISR. A grantee receiving cash for the ISR will realize compensation income (subject to withholding) in the amount of cash received. A grantee receiving shares of Common Stock for the ISR will realize compensation income (subject to withholding) based on the fair market value of the Common Stock when any restrictions lapse. The amount of such income will constitute the grantee's tax basis in the shares of Common Stock received from the ISR. The Company is entitled to a Federal tax deduction at the same time and to the same extent that the grantee realizes compensation income. Sale of the shares will result in capital gain or loss (long-term or short-term depending on the grantee's holding period).


     The Board of Directors recommends that Shareholders vote FOR the proposal to amend the Employee Equity Participation Plan.


     Approval of the proposal to increase the number of shares available for grant under the EEPP and increase the term of the EEPP requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the approval of the increase in the number of shares available for grant under the EEPP and the extension of the term of the EEPP.


     New Benefit Plan Tables. The following tables reflect the dollar value and number of options or incentive shares awarded to the individuals and groups listed below pursuant to the DSOP, DSUP and EEPP.

                               New Plan Benefits
                      Employee Equity Participation Plan


                                                           Number of
                                             Dollar        Incentive      Number of
               Name and                     Value(1)       Shares(2)       Options
                 Title                         ($)            (#)            (#)
--------------------------------------   --------------   -----------   ------------
Christopher A. Kuebler,                  $   943,650         32,400
Chairman, President and                  $   819,882                       97,200
Chief Executive Officer

Richard J. Andrews,                      $   233,000          8,000
Corporate Senior Vice President;         $   177,135                       21,000
President, Client Relations
Group--Europe

Kim D. Lamon,                            $   233,000          8,000
Corporate Senior Vice President;         $   202,440                       24,000
President, Covance Clinical
Development Services

James D. Utterback,                      $   233,000          8,000
Corporate Senior Vice President;         $   177,135                       21,000
President, Client Relations
Group--North America & Asia

Michael G. Wokasch,                      $   233,000          8,000
Corporate Senior Vice President;         $   251,363                       29,800
President, Early Development Services

All Current Executive Officers           $ 2,341,650         80,400
as a Group (8 persons)                   $ 2,208,283                      261,800

All Current Directors who are not            -0-               -0-
Executive Officers,                          -0-                            -0-
as a Group (7 persons)

All Employees, including all current         -0-               -0-
officers who are not Executive           $11,729,363                    1,527,100
Officers, as a Group

-----------------------
(1) Valuation as of December 31, 1998. Values are calculated for incentive shares based upon the New York Stock Exchange ("NYSE") consolidated trading closing price of $29.125 for the Common Stock on December 31, 1998. Values are calculated for "in-the-money" options by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $29.125 for the Common Stock on December 31, 1998 and multiplying such difference by the number of options.

(2) All EEPP incentive shares were subject to performance requirements and, pursuant to the terms of the plan, were subject to further adjustment. As of February 25, 1999, the Compensation Committee certified certain performance objectives as met. As a result thereof, the incentive share awards were adjusted as follows: Mr. Kuebler, 957 additional shares, for a total of 33,357 shares valued at $915,233 as of February 25, 1999; for each of Messrs. Andrews, Utterback and Wokasch and Dr. Lamon, 225 additional shares, each for a total of 8,225 shares valued at $225,673 as of February 25, 1999; and All Current Executive Officers as a Group, an aggregate of 2,307 additional shares, for a total of 82,707 shares valued at $2,269,273 as of February 25, 1999.

                               New Plan Benefits
                 1998 Non-Employee Directors Stock Option Plan


                                               Dollar        Number
                                             Value (1)     of Options
                   Name                         ($)           (#)
-----------------------------------------   -----------   -----------
Christopher A. Kuebler                           -0-            -0-
Richard J. Andrews                               -0-            -0-
Kim D. Lamon                                     -0-            -0-
James D. Utterback                               -0-            -0-
Michael G. Wokasch                               -0-            -0-
All Current Executive Officers                   -0-            -0-
as a Group (8 persons)
All Current Directors who are not           $128,460         21,000
Executive Officers,
as a Group (7 persons)
All Employees, including all current             -0-            -0-
officers who are not Executive Officers,
as a Group

-----------------------
(1) Valuation as of December 31, 1998. Values are calculated for "in-the-money" options by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $29.125 for the Common Stock on December 31, 1998 and multiplying such difference by the number of options.



                               New Plan Benefits
                   Deferred Stock Unit Plan for Non-Employee
                       Members of the Board of Directors


                                                Dollar         Number
                                              Value (1)       of Units
                   Name                          ($)            (#)
-----------------------------------------   -------------   -----------
Christopher A. Kuebler                           -0-              -0-
Richard J. Andrews                               -0-              -0-
Kim D. Lamon                                     -0-              -0-
James D. Utterback                               -0-              -0-
Michael G. Wokasch                               -0-              -0-
All Current Executive Officers                   -0-              -0-
as a Group (8 persons)
All Current Directors who are not           $ 40,783            1,400
Executive Officers,
as a Group (7 persons)
All Employees, including all current             -0-              -0-
officers who are not Executive Officers,
as a Group

-----------------------
(1) Valuation as of December 31, 1998.

                                    ITEM 4
            Ratification of the Appointment of Independent Auditors

     In accordance with the recommendation of the Audit Committee, the Board has appointed PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as independent auditors of the Company for the fiscal year ending December 31, 1999. Although Shareholder ratification of the appointment is not required, the Board requests ratification by the Shareholders. If the Shareholders do not ratify the appointment of PricewaterhouseCoopers, the selection of other independent auditors will be considered by the Audit Committee and the Board.

     PricewaterhouseCoopers has served as independent auditors to the Company since the Company's inception, and for one of its subsidiaries since 1987. PricewaterhouseCoopers's long-term knowledge of the Company has enabled PricewaterhouseCoopers to perform its audits with effectiveness and efficiency. Representatives of PricewaterhouseCoopers will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     The Board of Directors recommends that Shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers as independent auditors of the Company.

     Ratification of PricewaterhouseCoopers as the Company's independent auditors requires the affirmative vote of a majority of the votes cast at the meeting by the Shareholders entitled to vote thereon. Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the ratification of PricewaterhouseCoopers as the Company's independent auditors.


                  Report of the Compensation and Organization
                      Committee on Executive Compensation

     The following report of the Compensation Committee on Executive Compensation and related disclosure, including the Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended or under the 1934 Act (collectively, the "Acts") except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Company's executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee, which is currently comprised of three outside non-employee directors, is to consider and approve management's recommendations regarding the compensation of executive officers and employees of the Company, including the Chief Executive Officer, to administer the Company's executive compensation plans and to review and approve the base salaries, bonuses, equity incentive awards and other compensation of the executive officers and senior management employees of the Company either individually or in the aggregate. The Compensation Committee has reviewed information that was provided by a compensation consulting firm in making its determinations with respect to compensation of the Company's executive officers for the 1998 fiscal year.

     The Company's executive compensation program utilizes Company performance and individual performance as determinants of executive pay levels. These principles are intended to motivate executive officers to improve the financial position of the Company, to hold executives accountable for the performance of the organization for which they are responsible, to attract key executives into the service of the Company and to create value for the Company's shareholders. In essence, executive compensation consists of four components: base salary, annual incentive bonus, long-term incentives and benefits, including retirement programs and perquisites.


Base Compensation

     The Company's general policy is to target base cash compensation at approximately the 50th percentile of its peer group. Executive officer base salaries were reviewed by the Compensation Committee in fiscal 1998 and the Compensation Committee approved merit increases and cost-of-living adjustments for all members of the Company's executive officers and employees.


Bonuses

     Pursuant to the Company's Variable Compensation Plan, performance-based annual incentive awards are paid to supervisory, management and executive officers on the basis of the achievement of specified individual and corporate financial performance targets, such as operating income on both a consolidated and business unit basis and net earnings per share on a consolidated basis. Awards under the Variable Compensation Plan may be paid in cash, with stock options issued under the EEPP, or both. Each participant in the Variable Compensation Plan is assigned a target award, expressed as a percentage of base salary, that is payable if the applicable performance criteria are met. Performance criteria may relate to the Company's financial performance, the business unit's financial performance and/or individual goals and objectives, if applicable. Participant's awards are determined on the basis of the Company's financial performance, the participant's business unit's financial performance (as applicable) and an assessment of the participant's performance generally, including against the participant's stated objectives. In order to incentivize management to achieve financial performance in excess of budgeted levels, the Variable Compensation Plan is designed to allow management to earn annual bonuses in excess of target amounts, up to a stated maximum award.

     The amounts payable under the Variable Compensation Plan to the Company's Chief Executive Officer and Corporate Senior Vice Presidents, including the Named Executives, are determined on the basis of the individual's satisfaction of specified individual objectives and on the satisfaction of specified Company financial performance criteria, such as pre-bonus operating margin, and pre-bonus and pre-tax income, revenue or earnings per share. In the case of the Chief Executive Officer and Corporate Senior Vice Presidents who are not Group Presidents of an operating unit, objectives must include the achievement of a specified earnings per share target by the Company. The actual bonuses earned under the Variable Compensation Plan in respect of fiscal 1998 by the Named Executives are disclosed in the Summary Compensation Table.


Equity-Based Compensation

     In fiscal year 1998, the Board approved the grant of non-qualified stock options and incentive shares to the Company's Chief Executive Officer and Corporate Senior Vice Presidents, as well as grants of non-qualified stock options to the Company's Corporate Vice Presidents and other employees, under the EEPP. The non-qualified stock options that were granted to the Named Executives and the Corporate Senior Vice Presidents under the EEPP will vest in equal increments over a three-year period following their grant; the options granted to the Corporate Vice Presidents and other management thereunder will vest in equal installments over a two-year period. The incentive shares granted to the Chief Executive Officer and Corporate Senior Vice Presidents under the EEPP are subject to performance requirements. Actual performance which is either higher or lower than targeted performance results in either an increase or decrease in the number of shares earned, provided that the maximum number of shares earned cannot exceed 150% of the target award. The incentive shares will become 100% vested three years after they are granted, if they are earned.

     The EEPP grants were approved by the Compensation Committee, which consists of "outside directors" within the definition of Section 162(m) of the Internal Revenue Code -- Messrs. Morris, MacDonald and Lerner. Information regarding the number of stock options and shares of incentive stock granted to each of the Named Executives is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 1998 Table.


Total Compensation

     The Company's general policy is to target total compensation (base, bonus and equity grants) at approximately the 75th percentile of its peer group, assuming the achievement of all performance targets. With respect to total cash compensation (base and bonus), the Company seeks to ensure that it remains at a competitive level for its executive and senior management to enable the Company to attract and retain skilled management personnel.


Compensation of the Chief Executive Officer

     Under the Variable Compensation Plan, Mr. Kuebler's bonus was determined on the basis of the assessment of the Compensation Committee of Mr. Kuebler's satisfaction of specified objectives including achievement of an earnings per share target by the Company, the Company's achievement of a pre-tax and pre-bonus income target as well as the achievement of quantitative and qualitative objectives agreed upon by the Compensation Committee and Mr. Kuebler prior to the fiscal year. On the basis of these factors, Mr. Kuebler was awarded a bonus in the amount set forth in the Summary Compensation Table.

     In determining Mr. Kuebler's total compensation, the Compensation Committee considers the performance of the Company as discussed in connection with the Variable Compensation Plan. In fiscal year 1998, Mr. Kuebler received a grant of non-qualified options to purchase shares of the Company's Common Stock under the EEPP, at an exercise price equal to the fair market value of the Company's Common Stock and vesting in equal increments over a three-year period following the date of grant, subject to Mr. Kuebler's continued employment with the Company. In addition, Mr. Kuebler was awarded incentive shares of Company Common Stock, which award could be increased or decreased based on the Company's actual net profit after taxes for fiscal year 1998. As a result of exceeding the specific net profit after taxes target in 1998, Mr. Kuebler was awarded additional incentive shares pursuant to the Restricted Stock Agreement relating to incentive shares awarded to Mr. Kuebler in 1998. Information regarding the number of stock options and incentive shares granted to Mr. Kuebler is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 1998 Table.


Policy on Section 162(m)

     Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million paid in any fiscal year to its Chief Executive Officer and its four most highly compensated executive officers. An exception to this general rule exists for payments that are made pursuant to the attainment of one or more performance goals. The performance goals must meet certain criteria, including determination by a compensation committee comprised solely of two or more outside directors, shareholder disclosure and approval, and compensation committee certification. As stated previously, the Compensation Committee is comprised entirely of "outside directors" as defined for purposes of Section 162(m). In addition, in order to comply with Section 162(m), both the EEPP and the CEP were ratified by the Corporation's stockholders at the 1998 Annual Meeting of Stockholders.

     While it is the Compensation Committee's intention to maximize the deductibility of compensation payable to the Company's executive officers, deductibility will be only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. The Company intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of the Company and its stockholders.


Members of the Compensation Committee



J. Randall MacDonald, Chairman
Irwin Lerner
Nigel W. Morris

Summary Compensation Table

     The following table provides information regarding the cash and other compensation of those persons who, during the past year, (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers of the Company (collectively, the "Named Executives"):

                          Summary Compensation Table

                                                                                               Long Term
                                                                                              Compensation
                                               Annual Compensation(1)                         Awards(1)(2)
                                  ------------------------------------------------ ---------------------------------
                                                                                       Restricted      Securities      All Other
      Name and                                                       Other Annual        Stock         Underlying     Compensation
 Principal Position         Year      Salary          Bonus(3)       Compensation       Awards(4)      Options(5)       (1) (6)
------------------------- ------- --------------- ---------------- --------------- ------------------ -------------- ------------
Christopher A.             1998    $  468,000      $  280,906       $  38,260(11)   $  1,056,742(13)     97,200        $105,531
Kuebler,                   1997    $  450,000      $  234,000       $  40,619       $  2,021,554(14)    270,111(27)    $ 86,540
Chairman, President        1996    $  345,833      $  231,000       $  72,447                   (15)      -0-          $ 72,043
and Chief Executive
Officer

Richard J. Andrews,        1998    $  253,000      $  110,973           -0-         $    272,591(16)     21,000        $ 66,999
Corporate Senior           1997    $  245,000      $  107,800       $   3,244       $    232,875(17)     75,987(27)    $ 94,878
Vice President;            1996    $  231,444      $  106,696           -0-                -0-                 (28)    $ 58,788
President, Client
Relations Group -
Europe

Kim D. Lamon (7),          1998    $  351,000      $  135,000       $  28,124(11)   $    272,591(18)     24,000        $ 74,775
Corporate Senior           1997    $  340,000      $  149,600       $  26,544       $    784,044(19)    158,467(27)    $ 64,604
Vice President;            1996    $  206,111(8)   $  156,957(10)   $  40,745                   (20)      -0-          $ 55,786
President, Covance
Clinical Development
Services

James D. Utterback,        1998    $  266,000      $  128,956       $  21,662(11)   $    272,591(21)     21,000        $ 56,743
Corporate Senior           1997    $  258,000      $  113,520       $  21,352       $    495,672(22)    101,402(27)    $ 48,097
Vice President;            1996    $  244,565      $  162,200       $  34,254                   (23)      -0-          $ 45,376
President, Client
Relations Group -
North America and Asia

Michael G. Wokasch,        1998    $  252,013      $  139,629       $   2,700(11)   $    272,591(24)     29,800        $ 31,354
Corporate Senior           1997    $  255,000(9)   $  106,480            -0- (12)   $    453,845(25)     89,595(27)    $ 24,847
Vice President,            1996    $  202,614      $  103,334            -0-                    (26)      -0-          $ 17,730
Early Development
Services


-----------------------
 (1) As noted in the footnotes set forth below, compensation disclosed in this table, including the footnotes thereto, may reflect compensation paid by the Company, Corning, Quest Diagnostics Incorporated or Corning Life Sciences Inc. ("CLSI"), a former affiliate of the Company prior to the Spin-Off, for services rendered by the Named Executives to entities other than the Company.

 (2) Awards for 1996 reflected in these columns, including the footnotes thereto, reflect awards to the Named Executives by Corning for Corning securities which were converted, to the extent described below, into securities of the Company. All such awards were terminated, forfeited or released at the Spin-Off Date. For the purpose of the discussion set forth in the footnotes below, (i) a "terminated" Corning stock or option award refers to Corning awards which ended as at the Spin-Off Date but were eligible for regrant by the Company pursuant the Company's Conversion Equity Plan (the "CEP"), (ii) a "forfeited" Corning stock or option award refers to Corning awards which ended as at the Spin-Off Date and were not eligible for regrant under any Company plan, and (iii) a released Corning stock award refers to Corning incentive stock ("Career Shares") that were released as of the Spin-Off Date, except in the case of Mr. Kuebler as described below, free and clear of all restrictions and were not eligible for regrant under any Company plan. The CEP was adopted by the Company in December 1996. Employees of Covance, including the Named Executives, who held Corning stock options or incentive shares at the Spin-Off Date, received new Covance options or incentive shares under the CEP in exchange for the surrender of all such eligible Corning options or incentive shares. The CEP has essentially the same characteristics as the EEPP, but any grants made pursuant to the CEP are to replace all eligible Corning options and incentive shares held by Company employees at the Spin-Off Date, which were terminated or forfeited at the Spin-Off Date. Except for the reload provisions of any CEP award, no new grants may be made pursuant to the CEP.

 (3) The bonus amounts stated for fiscal 1998 represent performance-based, as adjusted, annual cash compensation awards earned pursuant to the Company's 1998 Variable Compensation Plan.

 (4) No Covance incentive stock awards were granted in 1996. All stock awards granted in 1996 were for shares of Corning common stock and were granted pursuant to Corning benefit plans. Except as noted below, all such Corning stock awards were terminated, forfeited or released (except in the case of Mr. Kuebler) as at the Spin-Off Date and, in the case of terminated stock awards were replaced by Company stock awards pursuant to the CEP as follows: (i) for Mr. Kuebler, an aggregate of 31,805 Corning shares were terminated and 15,000 shares were forfeited, all at the Spin-Off Date, and an aggregate of 62,579 Covance shares were granted in January 1997 pursuant to the CEP; (ii) for Dr. Lamon, an aggregate of 14,841 Corning shares were terminated, 11,250 shares were forfeited and 3,750 shares were released from restriction, all at the Spin-Off Date, and an aggregate of 29,201 Covance shares were granted in January 1997 pursuant to the CEP; (iii) for Mr. Utterback, an aggregate of 7,076 Corning shares were terminated, 7,500 shares were forfeited and 2,500 shares were released from restriction, all at the Spin-Off Date, and an aggregate of 13,923 Covance shares were granted in January 1997 pursuant to the CEP; and (iv) for Mr. Wokasch, an aggregate of 5,950 Corning shares were terminated, 2,250 shares were forfeited and 750 shares were released from restriction, all at the Spin-Off Date, and an aggregate of 11,707 Covance shares were granted in January 1997 pursuant to the CEP. CEP incentive shares, in substitution of all terminated Corning incentive shares, were granted to the Named Executives on January 31, 1997, which shares were subject to forfeiture conditions and restrictions on transfer until July 1, 1997. The number of shares set forth in this column for fiscal 1997 represent CEP and/or EEPP incentive share awards. As of December 31, 1998, Messrs. Kuebler, Andrews, Lamon, Utterback and Wokasch held an aggregate of 155,154, 24,675, 53,876, 38,598, and 36,382 shares of restricted stock, respectively, having an aggregate value on December 31, 1998 of $4,518,860, $718,659, $1,569,139,
     $1,124,167, and $1,059,626, respectively. As of December 31, 1998, an aggregate of 308,685 restricted shares had been awarded to the Named Executives, and the aggregate value of such shares was $8,990,451.

 (5) No Covance options were granted in 1996. All options granted in 1996 were options for shares of Corning common stock and were granted pursuant to Corning benefit plans. All such Corning options terminated as at the Spin-Off Date and were replaced by Company options pursuant to the CEP, as noted below. CEP options, in substitution for the Corning options, were granted to the Named Executives on January 31, 1997. EEPP options were granted to the Named Executives as of January 20, 1997. The options set forth in this column for fiscal 1997 represent CEP and EEPP option grant awards.

 (6) Includes the following amounts contributed by Covance as matching contributions to such individuals' 401k Plan accounts for 1998: $8,800 for each of Messrs. Kuebler, Andrews, Utterback and Wokasch and Dr. Lamon. In addition, pursuant to a non-qualified benefit plan of which Mr. Andrews is the sole beneficiary, Mr. Andrews received a 1998 Company contribution of $41,067 to his account in such plan. Also includes a $12,840 automobile allowance received by each of Messrs. Kuebler, Utterback, Wokasch and Dr. Lamon, and $25,932 received by Mr. Andrews in 1998. Also includes (i) the forgiveness of 20% of principal on interest-free loans made by Corning and assumed by Covance post Spin-Off to the following individuals, for the following amounts forgiven: $40,000 for Mr. Kuebler, $30,000 for Dr. Lamon, and $20,000 for Mr. Utterback, and (ii) imputed interest on such loans to the following individuals for the following amounts: $6,336 for Mr. Kuebler, $3,074 for Dr. Lamon and $1,714 for Mr. Utterback. The original principal amount of such loans were $200,000 for Mr. Kuebler, $150,000 for Dr. Lamon and $100,000 for Mr. Utterback, which loans are to be forgiven over a five-year period, provided such individuals continue to be employed by Covance. Such loans were made to assist these individuals in relocating to the New Jersey area. Also includes imputed interest in 1998 on loans to the following individuals for amounts loaned by the Company to such individuals to pay income taxes accruing as a result of the vesting of their respective CEP incentive shares ("CEP Loans"): $30,792 for Mr. Kuebler, $15,681 for Dr. Lamon, $6,914 for Mr. Utterback and $6,414 for Mr. Wokasch. The principal amount of the CEP Loans for the following individuals are as follows: $508,116 for Mr. Kuebler, $258,768 for Dr. Lamon, $114,092 for Mr. Utterback and $105,843 for Mr. Wokasch.

 (7) Dr. Lamon joined the Company in May 1996. All compensation and benefits reflected in this table for January through May 1996, reflect compensation received from CLSI or Quest for services performed for such companies. All stock and option awards during such dates were issued by Corning for CLSI or Quest performance by Dr. Lamon.

 (8) For the period January through April 1996, Dr. Lamon also received salary from CLSI for work performed for CLSI or Quest, in the amount of $115,813.


 (9) Includes the value of unused accrued 1997 vacation for which Mr. Wokasch was compensated.

(10) For the period January through April 1996, Dr. Lamon received a bonus from CLSI for work performed for CLSI or Quest, in the amount of $37,102.

(11) The amounts shown for the Named Executives reflect tax reimbursement allowances which are intended to offset the inclusion in taxable income of the value of certain benefits.

(12) The value of benefits received by Mr. Wokasch did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported.

(13) Pursuant to the EEPP, Mr. Kuebler was granted 32,400 incentive shares of Common Stock as of February 18, 1998, valued at $670,356 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 25, 1999, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the 1998 EEPP incentive share award was adjusted to award Mr. Kuebler an additional 957 shares, for a total of 33,357 incentive shares, valued at $915,233 as of February 25, 1999. Such EEPP incentive shares will vest on December 31, 2000. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Company's Compensation Committee as met on February 18, 1998, the 1997 EEPP incentive award was adjusted to award Mr. Kuebler an additional 18,675 shares valued at $386,386 as of February 18, 1998. Such additional EEPP incentive shares will vest on December 31, 1999.

(14) Pursuant to the CEP, Mr. Kuebler was granted 62,579 shares of Common Stock, subject to restriction, on January 31, 1997, valued at $1,181,179 on such date. The shares vested on July 1, 1997. See Footnote 4. Pursuant to the EEPP, Mr. Kuebler was granted 41,500 incentive shares of the Common Stock as of January 20, 1997, valued at $840,375 on such date.

(15) Pursuant to Corning's Corporate Performance Plan/CPP-6, Mr. Kuebler was granted 13,500 Corning incentive shares in December 1995. Mr. Kuebler, pursuant to the terms of such plan, earned an aggregate of 16,065 Corning incentive shares in fiscal 1996, valued at $743,006 as of December 31, 1996. As a result of the Spin-Off, Mr. Kuebler's rights to such CPP-6 shares were terminated. See Footnote 4 with respect to shares granted to Mr. Kuebler pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

(16) Pursuant to the EEPP, Mr. Andrews was granted 8,000 incentive shares of Common Stock as of February 18, 1998, valued at $165,520 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 25, 1999, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the 1998 EEPP incentive share award was adjusted to award Mr. Andrews an additional 225 shares, for a total of 8,225 incentive shares, valued at $225,673 as of February 25, 1999. Such EEPP incentive shares will vest on December 31, 2000. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Company's Compensation Committee as met on February 18, 1998, the 1997 EEPP incentive award was adjusted to award Mr. Andrews an additional 5,175 shares valued at $107,071 as of February 18, 1998. Such additional EEPP incentive shares will vest on December 31, 1999.

(17) Pursuant to the EEPP, Mr. Andrews was granted 11,500 incentive shares of Common Stock as of January 20, 1997, valued at $232,875 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 18, 1998, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the 1997 EEPP incentive share award was adjusted to award Mr. Andrews an additional 5,175 shares, for a total of 16,675 incentive shares, valued at $344,964 as of February 18, 1998. Such EEPP incentive shares will vest on December 31, 1999.

(18) Pursuant to the EEPP, Dr. Lamon was granted 8,000 incentive shares of Common Stock as of February 18, 1998, valued at $165,520 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 25, 1999, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the 1998 EEPP incentive share award was adjusted to award Dr. Lamon an additional 225 shares, for a total of 8,225 incentive shares, valued at $225,673 as of February 25, 1999. Such EEPP incentive shares will vest on December 31, 2000. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Company's Compensation Committee as met on February 18, 1998, the 1997 EEPP incentive award was adjusted to award Dr. Lamon an additional 5,175 shares valued at $107,071 as of February 18, 1998. Such additional EEPP incentive shares will vest on December 31, 1999.

(19) Pursuant to the CEP, Dr. Lamon was granted 29,201 shares of Company's Common Stock, subject to restriction, on January 31, 1997, valued at $551,169 on such date. The shares vested on July 1, 1997. See Footnote 4. Pursuant to the EEPP, Dr. Lamon was granted 11,500 incentive shares of the Common Stock as of January 20, 1997, valued at $232,875 on such date.

(20) Pursuant to Corning's Corporate Performance Plan/CPP-6, Dr. Lamon was granted 10,000 Corning incentive shares in December 1995. Dr. Lamon, pursuant to the terms of such plan, earned an aggregate of 11,900 Corning incentive shares in fiscal 1996, valued at $550,375 as of December 31, 1996. As a result of the Spin-Off, Dr. Lamon's rights to such CPP-6 shares were terminated. See Footnote 4 with respect to shares granted to Dr. Lamon pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

(21) Pursuant to the EEPP, Mr. Utterback was granted 8,000 incentive shares of the Common Stock as of February 18, 1998, valued at $165,520 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 25, 1999, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the 1998 EEPP incentive share award was adjusted to award Mr. Utterback an additional 225 shares, for a total of 8,225 incentive shares, valued at $225,673 as of February 25, 1999. Such EEPP incentive shares will vest on December 31, 2000. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Company's Compensation Committee as met on February 18, 1998, the 1997 EEPP incentive award was adjusted to award Mr. Utterback an additional 5,175 shares valued at $107,071 as of February 18, 1998. Such additional EEPP incentive shares will vest on December 31, 1999.

(22) Pursuant to the CEP, Mr. Utterback was granted 13,923 shares of Common Stock, subject to restriction, on January 31, 1997, valued at $262,797 on such date. The shares vested on July 1, 1997. See Footnote 4. Pursuant to the EEPP, Mr. Utterback was granted 11,500 incentive shares of the Common Stock as of January 20, 1997, valued at $232,875 on such date.

(23) Pursuant to Corning's Corporate Performance Plan/CPP-6, Mr. Utterback was granted 4,000 Corning incentive shares in December 1995. Mr. Utterback, pursuant to the terms of such plan, earned an aggregate of 4,760 Corning incentive shares in fiscal 1996, valued at $220,150 as of December 31, 1996. As a result of the Spin-Off, Mr. Utterback's rights to such CPP-6 shares were terminated. See Footnote 4 with respect to shares granted to Mr. Utterback pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

(24) Pursuant to the EEPP, Mr. Wokasch was granted 8,000 incentive shares of Common Stock as of February 18, 1998, valued at $165,520 on such date. Such shares were subject to performance requirements, and pursuant to the plan, were subject to further adjustment. As of February 25, 1999, the Company's Compensation Committee certified certain performance objectives as met. As a result thereof, the 1998 EEPP incentive share award was adjusted to award Mr. Wokasch an additional 225 shares, for a total of 8,225 incentive shares, valued at $225,673 as of February 25, 1999. Such EEPP incentive shares will vest on December 31, 2000. In addition, as a result of meeting certain performance objectives with respect to incentive shares issued on January 31, 1997 and certified by the Company's Compensation Committee as met on February 18, 1998, the 1997 EEPP incentive award was adjusted to award Mr. Wokasch an additional 5,175 shares valued at $107,071 as of February 18, 1998. Such additional EEPP incentive shares will vest on December 31, 1999.

(25) Pursuant to the CEP, Mr. Wokasch was granted 11,707 shares of Common Stock, subject to restriction, on January 31, 1997, valued at $220,970 on such date. The shares vested on July 1, 1997. See Footnote 4. Pursuant to the EEPP, Mr. Wokasch was granted 11,500 incentive shares of the Common Stock as of January 20, 1997, valued at $232,875 on such date.

(26) Pursuant to Corning's Corporate Performance Plan/CPP-6, Mr. Wokasch was granted 5,000 Corning incentive shares in December 1995. Mr. Wokasch, pursuant to the terms of such plan, earned an aggregate of 5,950 Corning incentive shares in fiscal 1996, valued at $275,188 as of December 31, 1996. As a result of the Spin-Off, Mr. Wokasch's rights to such CPP-6 shares were terminated. See Footnote 4 with respect to shares granted to Mr. Wokasch pursuant to the CEP in January 1997 as a replacement for all terminated Corning shares. Forfeited shares were not replaced.

(27) Includes options to purchase Covance Stock pursuant to the CEP to replace terminated Corning Stock options.

(28) Pursuant to various Corning stock option plans, Mr. Andrews was granted in 1996, an option to purchase 4,000 shares of Corning common stock. Mr. Andrews had also received in 1994, an option to purchase 12,000 shares of Corning common stock. As at the Spin-Off Date, all such options terminated and were replaced in January 1997 with options to purchase an aggregate of 31,487 Covance shares pursuant to the CEP.

Stock Options


     In December 1996, Covance adopted the EEPP. Under the EEPP, the Compensation Committee selects key employees to receive various awards, including stock options, incentive stock awards, and incentive stock rights. The EEPP consists of two plans: (a) a stock option plan from which the Company may grant incentive or non-statutory stock options, and (b) an incentive stock plan from which the Company may grant incentive stock awards and incentive stock rights. The table below provides information regarding grants of EEPP options to the Named Executives during 1998.


                     Option Grants In Fiscal Year 1998 (1)

                                                                                     Potential Realizable Value at
                                                                                     Assumed Annual Rates of Stock
                                                                                          Price Appreciation
                                                     Individual Grants                    for Option Term (4)
                                         -----------------------------------------   -----------------------------
                                           % of Total
                            Number of        Options
                            Securities     Granted to
                            Underlying    Employees in     Exercise
                             Options       Fiscal Year      Price      Expiration       Gain at         Gain at
          Name               Granted           (2)           (3)          Date             5%             10%
------------------------   -----------   --------------   ---------   ------------   -------------   -------------
Christopher A. Kuebler       97,200            5.43%         20.69     2/17/2008      $1,264,750      $3,205,124
Richard J. Andrews           21,000            1.17%         20.69     2/17/2008      $  273,248      $  692,465
Kim D. Lamon                 24,000            1.34%         20.69     2/17/2008      $  312,284      $  791,389
James D. Utterback           21,000            1.17%         20.69     2/17/2008      $  273,248      $  692,465
Michael G. Wokasch           29,800            1.67%         20.69     2/17/2008      $  387,753      $  982,641

--------------
(1) No SARs were granted to any of the Named Executives in fiscal 1998.

(2) Calculated based on total respective EEPP options granted.

(3) Options were granted at exercise prices that were at the fair market value of the Company's Common Stock on the date of grant.

(4) The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates established by the SEC, and therefore are not intended to forecast future appreciation of the Company's stock price.

1998 Option Exercises and 1998 Year-End Option Values


     The following table provides information on the value of unexercised stock options held at December 31, 1998 by the Named Executives. No options were exercised in fiscal 1998 by any Named Executive.


                                    Aggregate Option Exercises in Last Fiscal Year
                                          and Fiscal Year-End Option Values
                           ----------------------------------------------------------------
                                Number of Securities
                               Underlying Unexercised             Value of Unexercised
                                  Options at Fiscal               In-the-Money Options
                                  Year-End (#) (1)           Held at Fiscal Year-End ($) (2)
                           -------------------------------   -------------------------------
                            Exercisable     Unexercisable     Exercisable     Unexercisable
          Name                  (#)              (#)              ($)              ($)
------------------------   -------------   ---------------   -------------   --------------
Christopher A. Kuebler        80,430           286,881       $886,815        $3,018,566
Richard J. Andrews            46,172            50,815       $536,023        $  459,930
Kim D. Lamon                  56,637           125,830       $723,461        $1,464,266
James D. Utterback            46,801            75,601       $586,987        $  813,413
Michael G. Wokasch            27,122            92,273       $346,324        $  991,905

-----------------------
(1) Includes CEP options. The Company, pursuant to the terms of the Spin-Off, was obligated to replace all terminated Corning options with Company options of an equivalent value for all eligible Company employees, including the Named Executives.

(2) Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $29.125 of the Common Stock on December 31, 1998.


Supplemental Executive Retirement Program


     Covance does not currently sponsor any qualified defined pension benefit plans for the benefit of its United States employees. In December 1996, Covance adopted a non-qualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including the Named Executives. Such plan is, in whole or in part, an unfunded, unsecured obligation of Covance and is administered by the Compensation Committee. Currently eight executives are eligible to participate in the SERP.

     Eligible executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service (fifteen years for certain Company executives, including the Named Executives) with Covance (including service with Corning) or any subsidiary thereof. Retirement benefits to be provided under the SERP will be based on 40% of an executive's "Final Average Pay," defined as the average of an executive's base salary plus bonus, taking into account the highest five consecutive years of the executive's last ten years of employment with Covance or any subsidiary thereof. Under the terms of the SERP, executives may, with the approval of the Compensation Committee, elect to commence receiving reduced benefits prior to age 60, provided that they have completed at least five years of service with Covance or any subsidiary thereof and have attained age 55. Benefits commencing prior to age 60 will be reduced by 5% of the amount of benefits earned for each year prior to age 60. For example, at age 55, an executive with at least twenty years (or fifteen years, if applicable) of service may be eligible to receive 30% of Final Average Pay so long as the executive receives approval from the Compensation Committee.

     At retirement, the normal form of payment under the SERP will be monthly payments over the lifetime of the executive (or actuarially reduced joint and survivor benefits over the joint lives of the executive and a named beneficiary). Alternatively, the executive may elect under the SERP, subject to the approval of the Compensation Committee, the right to receive an actuarially determined lump-sum distribution from the SERP. As of December 31, 1998, each of the Named Executives had the following years of service credited pursuant to the
SERP: Christopher A. Kuebler, four years; Richard J. Andrews, five years; Kim D. Lamon, four years; James D. Utterback, four years; and Michael G. Wokasch, three years.

     In the event of a change of control of the Company, as defined in the SERP, each participant shall be credited with three additional years of service and age for purposes of the SERP, and the Company is obligated to purchase an annuity for the benefit of the SERP to fund its obligations under the SERP.

     Maximum annual benefits, based on at least twenty years of service and the Final Average Pay calculated under the straight life annuity option form of pension, payable to participants at ages 55 to 60 are illustrated in the table set forth below. The same benefits would apply for those participants eligible for full benefits with 15 years of service. The table below does not reflect any limitations on benefits imposed by the Employee Retirement Income Security Act of 1974, as amended.


                                Benefits Table


                                  Age (with at Least 20 Years of Service)
    Final       ---------------------------------------------------------------------------
   Average
     Pay            55           56           57           58           59           60
-------------   ----------   ----------   ----------   ----------   ----------   ----------
$  100,000      $ 30,000     $ 32,000     $ 34,000     $ 36,000     $ 38,000     $ 40,000
$  200,000      $ 60,000     $ 64,000     $ 68,000     $ 72,000     $ 76,000     $ 80,000
$  300,000      $ 90,000     $ 96,000     $102,000     $108,000     $114,000     $120,000
$  400,000      $120,000     $128,000     $136,000     $144,000     $152,000     $160,000
$  500,000      $150,000     $160,000     $170,000     $180,000     $190,000     $200,000
$  600,000      $180,000     $192,000     $204,000     $216,000     $228,000     $240,000
$  700,000      $210,000     $224,000     $238,000     $252,000     $266,000     $280,000
$  800,000      $240,000     $256,000     $272,000     $288,000     $304,000     $320,000
$  900,000      $270,000     $288,000     $306,000     $324,000     $342,000     $360,000
$1,000,000      $300,000     $320,000     $340,000     $360,000     $380,000     $400,000
$1,100,000      $330,000     $352,000     $374,000     $396,000     $418,000     $440,000
$1,200,000      $360,000     $384,000     $408,000     $432,000     $456,000     $480,000

Employment Agreements


     In November 1996, Mr. Kuebler entered into an employment agreement with Covance. The agreement expires on or before December 31, 1999. The agreement includes provisions for an annual salary of no less than $450,000, with increases subject to the discretion of the Covance Board; annual target participation in the Variable Compensation Plan of Covance in amounts no less than 65% of annual salary in effect at the time performance goals are established; and severance payments following a termination or a change in control in accordance with the severance policy applicable to executive officers described below, except that Mr. Kuebler will receive three times his annual base salary and three times his annual target award of variable compensation in the event of termination for reasons other than cause.

     In November 1996, Covance entered into employment and severance agreements pursuant to which it provided to most executive officers, including the Named Executives, compensation equal to two times the executive officer's base annual salary at the annual rate in effect on the date of termination and two times the annual award of variable compensation at the most recent target level in the event that such executive officer has been terminated for reasons other than cause. Such executive officers will also be entitled to participate in Covance's health and benefits plans (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to two years or until such officer is covered by a successor employer's benefit plans, whichever first occurs. Pursuant to such agreements, as amended in November, 1998, Covance will also provide to most executive officers including the Named Executives upon the termination of employment by Covance other than for cause, or the constructive termination, as defined in the agreement, of such executive, during the twenty-four months following a change in control of Covance, compensation equal to three times annual base salary in effect on the termination date and three times the annual variable compensation at the most recent target level and such officer will be entitled to participate in Covance's health and benefit plans for a period of up to three years. In addition, such executive officers shall also be entitled to the benefits described above in the event the officer voluntarily terminates his employment with Covance for any reason between the twelfth and thirteenth months of a change in control. A "change in control" is defined in the agreements to include the following: the acquisition by a person of 20% or more of the voting stock of Covance; as a result of a contested election a majority of the Covance Board members are different than the individuals who served on Covance's Board in the two years prior to such contested election; or approval by Covance's stockholders of a merger or consolidation in which Covance is not the survivor thereof, or a sale or disposition of all or substantially all of Covance's assets or a plan of partial or complete liquidation.


Transactions With Management

     Prior to the Spin-Off, Corning loaned certain Named Executives funds to assist with their relocation to the New Jersey area ("Relocation Loans"). The Relocation Loans are to be forgiven over a five-year period, provided such Named Executives continue to be employed by the Company. The Company reimburses each Named Executive in proportion to his respective tax obligations for such loan forgiveness. The Company assumed such Relocation Loans in connection with the Spin-Off. The Relocation Loans are also interest free. The original amount of such loans were: $200,000 for Mr. Kuebler, $150,000 for Dr. Lamon and $100,000 for Mr. Utterback.

     In connection with the vesting of CEP incentive shares, the Company loaned to Messrs. Kuebler, Lamon, Utterback and Wokash the funds required to pay the income taxes resulting from the release of restrictions on such shares (the "CEP Loans"). The CEP Loans are due on the earlier of June 30, 1999 or thirty days after such individuals' termination of employment with the Company. The CEP Loans are interest free and secured by the shares. The principal amount of each of such loans was: $508,116 for Mr. Kuebler, $258,768 for Dr. Lamon, $114,092 for Mr. Utterback and $105,843 for Mr. Wokasch. Each of Mr. Kuebler, Dr. Lamon and Mr. Utterback paid their respective loans in full in February 1999.

                   Performance of the Company's Common Stock

     The graph below provides an indicator of cumulative total Shareholder returns for the Company as compared with the Standard & Poor's 500 Stock Index[RegTM] ("S&P 500[RegTM]") and the Standard & Poor's HealthCare Index[RegTM]. The graph covers the period of time from January 14, 1997 (the start of "regular-way" trading) through December 31, 1998 and assumes that $100 was invested on January 14, 1997 in the Common Stock and each index.


[Line Chart]

TOTAL SHAREHOLDER RETURN

                   COVANCE, INC.    S&P 500 INDEX     S&P HEALTH CARE INDEX
                   -------------    -------------     ---------------------

14 Jan 97             100.00           100.00                 100.00

31 Mar 97              81.65            98.82                 100.15

30 Jun 97              97.79           116.07                 126.01

30 Sep 97             109.50           124.77                 124.89

31 Dec 97             100.64           128.35                 137.31

31 Mar 98             124.37           146.25                 160.54

30 Jun 98             113.93           151.08                 172.95

30 Sep 98             131.34           136.05                 172.67

31 Dec 98             147.48           165.03                 198.03

[End Line Chart]


                                 Base Period
        Company/Index             14 Jan 97      31 Dec 97       31 Dec 98
-----------------------------   ------------    -----------     ----------
Covance Inc.                        100.00         100.64         147.48
S&P 500[RegTM]                      100.00         128.35         165.03
S&P HealthCare Index[RegTM]         100.00         137.31         198.03

                         Stock Ownership of Directors,
                  Executive Officers and Certain Shareholders


Directors and Executive Officers

     The following table shows, as of February 10, 1999, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives, and by the Directors and executive officers as a group, and currently excercisable options held by any of them:


                                         Common Stock (1)
                                   -----------------------------
    Name of Beneficial Owner        Shares Owned     Options (2)
--------------------------------   --------------   ------------
Richard J. Andrews .............         4,351       68,302
Robert M. Baylis ...............         6,200        1,000
Van C. Campbell ................        24,787        1,000
Christopher A. Kuebler .........        65,250      208,293
Kim D. Lamon ...................        32,686      115,724
Irwin Lerner ...................         3,200        1,000
J. Randall MacDonald ...........         3,100        1,000
Nigel W. Morris ................         2,200        1,000
Kathleen G. Murray .............         2,000          -0-
William C. Ughetta .............        33,598        1,000
James D. Utterback .............        16,493       81,273
Michael G. Wokasch .............        14,537       68,464
All Directors and
executive officers as
a Group (15 persons) ...........       216,419      681,929


-----------------------
(1) The shares of Common Stock beneficially owned by each person named above do not exceed one percent of the issued and outstanding shares of Common Stock. The shares of Common Stock beneficially owned by all Directors and Officers as a group constitutes 1.5 percent of the issued and outstanding shares. The holdings reported above do not include (a) phantom stock shares issued pursuant to the DDCP for each of the following Directors: 1,913 shares for Mr. Baylis, 2,451 shares for Mr. Campbell, 2,617 shares for Mr. MacDonald, 281 shares for Ms. Murray, and 2,539 shares for Mr. Ughetta, (b) incentive stock issued to the Named Executives and certain other executive officers which incentive stock will not vest until December 31, 1999 in the case of the restricted shares awarded in 1997 and December 31, 2000 in the case of the restricted shares awarded in 1998, (c) 400 hypothetical shares issued to each non-employee Director pursuant to the DSUP, and (d) deminimis shares owned by certain family members of Directors or Named Executives, of which shares such Directors or Named Executives disclaim beneficial ownership. The holdings reported above include 2,000 shares held by each non-employee Director issued pursuant to the DRSP, which shares will not vest until such Director has achieved six years of service (as defined in the plan) as a Director.

(2) Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 10, 1999.

Certain Shareholders


     The following table shows those persons known to the Company as of February 10, 1999 to be the beneficial owners of more than five (5%) percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the SEC, and in some cases, information provided by such owners.



                Name and Address                         Shares           Percent of
              of Beneficial Owner                  Beneficially Owned       Class
-----------------------------------------------   --------------------   -----------
Wellington Management Company LLP(1) ..........        7,422,991             12.71%
75 State Street
Boston, Massachusetts 02109
William Blair & Company LLC(2) ................        3,479,230              6.03%
222 W. Adams Street
Chicago, Illinois 60606
Brinson Partners, Inc.(3) .....................        3,060,046              5.23%
209 South LaSalle
Chicago, Illinois 60604


-----------------------
(1) Wellington Management Company LLP filed an Amendment No. 2 on Schedule 13G with the SEC as of February 10, 1999, to report that they were the beneficial owners of 7,422,991 shares of the Company's Common Stock, and had shared voting power with respect to 2,921,330 shares and shared dispositive power with respect to 7,422,991 shares.

(2) William Blair & Company LLC filed a Schedule 13G with the SEC as of February 14, 1998, to report that they were the beneficial owners of 3,479,230 shares of the Company's Common Stock, and had sole voting power with respect to 1,678,450 shares and sole dispositive power with respect to 3,479,230 shares.

(3) Brinson Partners, Inc. and UBS AG, filed a Schedule 13G with the SEC as of February 11, 1999, to report that they were the beneficial owners of 3,060,046 shares of the Company's Common Stock and had shared voting power and shared dispositive power with respect to such 3,060,046 shares.



                           PROPOSALS OF SHAREHOLDERS


     Proposals submitted by Shareholders for inclusion in the Proxy Statement for the 2000 Annual Meeting of Shareholders must be received by the Company no later than the close of business November 15, 1999. Please address your proposals to Jeffrey S. Hurwitz, Corporate Senior Vice President, General Counsel and Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all of the requirements of SEC Rule 14a-8 under the 1934 Act, as amended and certain requirements set forth in the Company's Restated Certificate of Incorporation and bylaws. A copy of the Restated Certificate of Incorporation and bylaws may be obtained from the Secretary of the Company at the address noted above.

                               OTHER INFORMATION

     The presence in person or by proxy of Shareholders entitled to cast a majority of shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

     Present and former officers, Directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with Shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Morrow & Company to solicit proxies for the Annual Meeting for a fee of $7,000, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by the Company.

     A copy of the Company's Annual Report to Shareholders for 1998 is being sent with this Proxy Statement. If, upon receiving the Proxy Statement, you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below to request a copy. In addition, a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1998, as filed with the SEC, is available without charge upon written request to Jeffrey S. Hurwitz, Corporate Senior Vice President, General Counsel and Secretary at Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233.

                                      By Order of the Board of Directors


                                      [Signature of Jeffrey S. Hurwitz]



                                      Jeffrey S. Hurwitz
                                      Corporate Senior Vice President,
                                      General Counsel and Secretary

Dated: March 15, 1999

     SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

                                  COVANCE INC.


           This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on April 27, 1999


   The undersigned appoints Christopher A. Kuebler and Jeffrey S. Hurwitz proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Covance Inc. to be held on Tuesday, April 27, 1999 at 11:00 a.m., Eastern Standard Time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors and FOR proposals 2, 3 and 4.

   The Board of Directors recommends a vote FOR the election of Directors and FOR proposals 2, 3 and 4.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.



                  (Continued and to be signed on reverse side.)

                                  COVANCE INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

                                                              For     Withheld     For All Except
                                                              All        All      (Except nominee(s)
                                                                                   written below)

1. Election of Directors
   Nominees:  J. Randall MacDonald,
   Kathleen G. Murray and William C. Ughetta
                                                              --------------------------------


                                                              For     Against   Abstain


2. Approval of 1998 Non-Employee Directors'
   Stock Option Plan and Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors.

3. Approval of Amendment to Employee
   Equity Participation Plan.


4. Ratification of Auditors for fiscal year 1999.

5. To act upon such other matters as may properly come before the Annual Meeting.



                                                     The undersigned acknowledges receipt of the
For Information Only:                                Notice of Annual Meeting of Shareholders and
Check here if you plan to attend                     of the Proxy Statement.
the meeting.
                                                                       Dated: _______________, 1999
If your shares are held with a broker
or other third party, proof of stock                 Signature(s) ______________________________
ownership will be required to attend
the Annual Meeting.                                  ___________________________________________
                                                     Please sign exactly as your name appears. Joint
                                                     owners should each sign personally. Where
                                                     applicable, indicate your official position or
                                                     representation capacity.